EXHIBIT 99.1

TRUETIME, INC.

PROXY – SPECIAL MEETING OF STOCKHOLDERS

October 4, 2002

This Proxy is solicited on behalf of the Board of Directors

The undersigned holder of Common Stock of TrueTime, Inc. (“TrueTime”) hereby appoints Charles J. Abbe and Elizabeth A. Withers, or either of them, proxies of the undersigned with full power of substitution, to vote at a Special Meeting of Stockholders of TrueTime to be held at 10:00  a.m. on Friday, the 4th of October, 2002, at TrueTime’s offices at 3750 Westwind Boulevard, Santa Rosa, California, and at any adjournment or postponement thereof, the number of votes that the undersigned would be entitled to cast if personally present.

Please mark, sign, date and return in the enclosed envelope, which requires no postage if mailed in the United States.

(continued and to be signed on the other side)

FOLD AND DETACH HERE

Item 1—Proposal to approve and adopt the Agreement and Plan of Merger dated as of March 27, 2002, as amended, among TrueTime, Inc., Symmetricom, Inc. and Sco-TRT Acquisition, Inc. and approve the merger described therein.

☐ FOR	☐ AGAINST	☐ ABSTAIN

In their discretion, the above-named proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof and upon matters incident to the conduct of the meeting.

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR the adoption of the Agreement and Plan of Merger dated as of March 27, 2002, as amended, among TrueTime, Inc., Symmetricom, Inc. and Sco-TRT Acquisition, Inc. and the approval of the merger described therein.

Signature of Stockholder(s)

  Please sign your name exactly as it appears hereon. Joint owners must each sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such.

Date:

FOLD AND DETACH HERE